Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155770
Prospectus Supplement
(To Prospectus dated November 28, 2008)
VENTAS, INC.
DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN
This prospectus supplement supplements the prospectus of Ventas, Inc. dated November 28, 2008, as previously supplemented on December 7, 2009 (which we refer to herein as the prospectus), relating to Ventas, Inc.’s Distribution Reinvestment and Stock Purchase Plan. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.
This prospectus supplement contains a revised Schedule A to the prospectus. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to common share distribution reinvestments and optional cash payments under the Plan for 2011, as such dates are described in the prospectus.
The date of this Prospectus Supplement is December 6, 2010.

SCHEDULE A
2011
COMMON SHARE DISTRIBUTION REINVESTMENTS1

Discount Set Date	Record Date	Investment Date[2]
March 8	March 11	March 31
June 7	June 10	June 30
September 6	September 9	September 30
December 13	December 16	December 30
OPTIONAL CASH PAYMENTS

Record Date and
Threshold Price and	Optional Cash	Pricing Period	Pricing Period
Discount Set Date	Payment Due Date	Commencement Date	Conclusion Date [3]
January 3	January 6	January 7	January 25
February 1	February 4	February 7	February 23
March 1	March 4	March 7	March 22
April 1	April 6	April 7	April 25
May 2	May 5	May 6	May 23
June 1	June 6	June 7	June 22
July 1	July 7	July 8	July 25
August 1	August 4	August 5	August 22
September 1	September 7	September 8	September 23
October 3	October 6	October 7	October 24
November 1	November 4	November 7	November 22
December 1	December 6	December 7	December 22

[1]	The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and distribution payment dates will be determined by the Board of Directors.

[2]	The investment date (and pricing date) with respect to shares of common stock purchased directly from us will be the distribution payment date declared by the Board of Directors. The investment date with respect to shares of common stock purchased on the open market will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date. See Question 11.

[3]	The pricing period conclusion date is also the investment date with respect to optional cash payments of $5,000 or less.
NEW YORK STOCK EXCHANGE HOLIDAYS

2011
New Year’s Day	—
Martin Luther King, Jr. Day	January 17
Washington’s Birthday/Presidents’ Day	February 21
Good Friday	April 22
Memorial Day	May 30
Independence Day	July 4
Labor Day	September 5
Thanksgiving Day	November 24
Christmas	December 26 (observed)